EXHIBIT 10.5

FIRST AMENDMENT TO THE
WORTHINGTON INDUSTRIES, INC.
ANNUAL INCENTIVE PLAN FOR EXECUTIVES

This First Amendment (this “First Amendment”) to the Worthington Industries, Inc. Annual Incentive Plan for Executives (the “Plan”) is adopted on June 26, 2013.

WHEREAS, pursuant to Section 8 of the Plan, the Compensation and Stock Option Committee (the “Committee”) of the Board of Directors (the “Board”) of Worthington Industries, Inc. (the “Company”) may amend the Plan, with the approval of the shareholders of the Company, in order to change the “Performance Criteria” (as defined in the Plan); and

WHEREAS, the Committee desires to amend the Plan to align the Performance Criteria which may be used in establishing the conditions of a Performance Award (as defined in the Plan) under the Plan with the performance goals upon which the grant or vesting of awards under the Worthington Industries, Inc. Amended and Restated 1997 Long-Term Incentive Plan may be based;

NOW, THEREFORE, the Committee hereby amends the Plan, subject to and effective upon approval by the shareholders of the Company, as follows:

1.	Section 3.4 of the Plan is hereby deleted in its entirety and the following is substituted therefor:

3.4  Performance Objectives.  For each Performance Period, the Committee will establish for each Participant the performance objectives that will be applied to determine the amount of Incentive Compensation payable to such Participant under the Plan with respect to a Performance Award.

The following Performance Criteria may be used by the Committee in setting performance objectives with respect to the Plan:

(i)	Income or earnings (before or after interest, taxes, depreciation, amortization and/or other items);
(ii)	Earnings per Common Share;
(iii)	Economic value added;
(iv)	Sales or revenues;
(v)	Growth;
(vi)	Operating income;
(vii)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity or revenue);
(viii)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity or cash flow return on investment);
(ix)	Gross, operating or other margins;
(x)	Productivity ratios or other productivity measures;
(xi)	Common Share price (including, but not limited to, growth measures and total shareholder return);
(xii)	Expense reduction, expense targets or cost control;
(xiii)	Operating or other efficiencies;
(xiv)	Market share;
(xv)	Developing new markets, new products and/or new lines of revenue; or
(xvi)	Identifying and completing acquisitions.

Performance Criteria may be stated in absolute terms or relative to comparison entities, indices or other measures to be achieved during a Performance Period.  Performance Criteria may be applied solely with reference to the Company (or any affiliate, Business Unit or division) or relatively between the Company (or any affiliate, Business Unit or division) and one or more unrelated entities or business units or indices.

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The Committee shall establish performance objectives based on one or more Performance Criteria for each Performance Award to a Participant. The terms of the stated performance objectives for each applicable Performance Award must preclude the Committee’s discretion to increase the amount payable to any Section 162(m) Employee that would otherwise be due upon attainment of the performance objectives. The performance objectives specified need not be applicable to all Performance Awards, and may be particular or unique to an individual Participant’s function, duties or Business Unit.

The Committee may provide in any Performance Award that any evaluation of performance may include or exclude the impact of specific items related to the Performance Period including the following:  (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) changes in or the effects of tax laws, accounting principles (or interpretations thereof), accounting methods (including the differences between LIFO and FIFO accounting methods), or other laws or provisions affecting reported results; (iv) any reorganization or restructuring program or restructuring costs; (v) extraordinary or non-recurring items; (vi) acquisitions or divestitures; and (vii) foreign exchange gains and losses.  To the extent such inclusions or exclusions affect Performance Awards to Section 162(m) Employees, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility.

IN WITNESS WHEREOF, the Company has caused this First Amendment to the Plan to be executed by the Company’s duly authorized officer on June 26, 2013.

WORTHINGTON INDUSTRIES, INC. By: /s/Dale T. Brinkman Name: Dale T. Brinkman Title: Vice President-Administration